NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact: Jim Ryan
(704) 869-4621
jim.ryan@curtisswright.com

CURTISS-WRIGHT INCREASES SHARE REPURCHASE AUTHORIZATION TO $550 MILLION AND DECLARES DIVIDEND OF $0.24 PER SHARE FOR COMMON STOCK

DAVIDSON, N.C.– November 20, 2025 -- Curtiss-Wright Corporation (NYSE: CW) today announced that the Board of Directors has authorized an additional $416 million for future share repurchases, increasing the total available authorization to $550 million, and declared a quarterly dividend of twenty-four cents ($0.24) per share, payable December 12, 2025, to stockholders of record as of November 28, 2025.

Since August, the Company has executed two separate $200 million expansions of its 2025 share repurchase program, and expects to minimally repurchase $66 million in shares via ongoing 10b5-1 programs this year. As a result, the Company expects record annual share repurchases of $466 million in 2025. Since early 2021, the Company has returned in excess of $1.1 billion via share repurchases to its shareholders.

“Curtiss-Wright continues to execute its Pivot to Growth strategy, and remains on track to deliver both record financial performance and record share repurchases in 2025,” said Lynn M. Bamford, Chair and CEO of Curtiss-Wright Corporation. “This meaningful increase in share repurchase authorization reflects our Board of Directors’ continued confidence in Curtiss-Wright’s healthy balance sheet and consistent free cash flow generation. Additionally, through our disciplined capital allocation strategy, we remain committed to pursuing strategic acquisitions as an accelerator to organic growth, targeting operational investments with the highest returns, and returning capital to our shareholders to drive long-term shareholder value.”

Beginning in January 2026, the Company expects to repurchase $60 million in shares via a 10b5-1 program, which is expected to offset potential dilution from compensation plans.

About Curtiss-Wright Corporation
Curtiss-Wright Corporation (NYSE: CW) is a global integrated business that provides highly engineered products, solutions and services mainly to Aerospace & Defense markets, as well as critical technologies in demanding Commercial Nuclear Power, Process and Industrial markets. We leverage a workforce of approximately 9,000 highly skilled employees who develop, design and build what we believe are the best engineered solutions to the markets we serve. Building on the heritage of Glenn Curtiss and the Wright brothers, Curtiss-Wright has a long tradition of providing innovative solutions through trusted customer relationships. For more information, visit www.curtisswright.com.